EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-175975 on Form S-8 of our reports dated March 6, 2012, relating to the consolidated financial statements of DUSA Pharmaceuticals, Inc. and the effectiveness of DUSA Pharmaceutical Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of DUSA Pharmaceuticals, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 2, 2012